Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-32065

                                    CITICORP
                               U.S. $2,000,000,000
                       Medium-Term Senior Notes, Series F
                               U.S. $1,000,000,000
                    Medium-Term Subordinated Notes, Series F
                Due From 9 Months to 60 Years From Date of Issue

         Pricing Supplement, dated November 5, 1997 (the "Pricing Supplement") to Prospectus Supplement, dated October 27, 1997 (the "Prospectus Supplement"); to Prospectus, dated October 27, 1997 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus")

                              Description of Notes

         The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Senior Notes, Series F set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                           6.20% Senior Notes Due November 10,
                                          2000 (the "Notes").

Aggregate
  Principal Amount:                       $20,000,000.00.

Issue Date:                               November 10, 1997.

Stated Maturity Date:                     November 10, 2000.

Interest Rate:                            6.20%.

Interest Commencement Date:               November 10, 1997.

Interest Payment Dates:                   Semi-annually, on the 10th of each May
                                          and November, commencing May 10, 1998,
                                          and at Stated Maturity.

Redemption:                               The Notes are not subject to
                                          redemption prior to the Maturity Date.

Sinking Fund:                             The Notes are not subject to any
                                          sinking fund.


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Regular Record Dates:                     The date that is 15 calendar days
                                          prior to the related Interest Payment
                                          Date.

Purchaser:                                Prudential Securities Incorporated.

Discount:                                 .043%.

Price to Public:                          100.00%.

CUSIP Number:                             17303 LSQ 5.


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